EXHIBIT 99.5

AVAX TECHNOLOGIES EXTENDS FINDINGS OF EXPERIMENTAL CANCER VACCINE O-VAX(TM)

 - New Data Suggest O-Vax Stimulates Immune Response in Patients with Advanced
            Ovarian Cancer and May Have Possible Survival Benefits -

KANSAS CITY, MO, May 13, 1999 -AVAX Technologies, Inc. (NASDAQ:AVXT) today announced additional data from two Phase 1 trials of O-Vax(TM), one of the company's autologous cell vaccines (AC Vaccine(TM)) for the treatment of stage 3 ovarian cancer. New findings suggest post-surgical treatment with O-Vax appears to induce immune responses and possibly extends survival in patients with two forms of advanced ovarian cancer. The data, published in the program of the upcoming 35th annual meeting of the American Society of Clinical Oncology (May 15-18), highlight the potential of extending AVAX's AC Vaccine technology to various forms of cancer.

      A total of 17 patients were studied in both trials. In the first trial, nine patients were treated with six weekly intradermal injections of O-Vax after debulking surgery and standard chemotherapy. Eight out of these nine patients are alive (median = 25 months) and three are relapse free. Two of these three relapse-free patients had been suboptimally debulked, usually indicating a less favorable prognosis. In the second study, using the same vaccine regimen, five out of eight patients with advanced, bulky disease who had failed chemotherapy are also alive (median = six months). This study is still ongoing.

      "AVAX continues to evaluate the AC Vaccine technology's broad applicability in other forms of cancer. Previously published data from Phase 2 studies of M-Vax(TM), the company's lead cancer vaccine for Stage 3 melanoma, showed that post-surgical treatment with the vaccine induced an anti-tumor immune response, which predicted a favorable clinical response," said David Berd, M.D., principal investigator, inventor of the AC Vaccine, and Professor of Medicine, Kimmel Cancer Center, Thomas Jefferson University. "We believe the additional results from studies in ovarian cancer demonstrate the robust nature the AC Vaccine technology."

      All patients were tested for delayed-type hypersensitivity (DTH), a measure of the activity of T-lymphocytes (i.e., cells that are crucial in triggering the body's immune system) before O-Vax treatment and two-and-half weeks after the final vaccine dose. Anti-tumor immune responses (DTH) were observed in eight of the nine patients in the first trial, and six of the eight patients in the second trial. No serious adverse events occurred, and all patients developed expected inflammatory papules at the injection site.

      "These findings are very encouraging and bode well for further investigation of the clinical utility of the AC Vaccine technology in ovarian cancer patients, as well as other forms of cancer," said Jeffrey M. Jonas, M.D., president and chief executive officer, AVAX Technologies, Inc. "Based on these results, AVAX has embarked on a comprehensive clinical trial program to conduct several Phase 2 trials, one of which is being sponsored by the National Cancer Institute."

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      O-Vax is AVAX Technolgies' AC Vaccine for the treatment of advanced ovarian cancer. Ovarian cancer is one of the most common gynecologic cancers with more than 25,000 new cases each year. According to Cancer Care, approximately one in 70 women will develop ovarian cancer in her lifetime, with the risk increasing with age. O-Vax is made from the patient's own cancer cells by modifying the tumor cells with a molecule called a "hapten." This process, known as "haptenization," alters the tumor cells and makes them appear foreign to the patient's immune system. When the hapten-modified cells are injected into patients, they stimulate the immune system to recognize the cancer cells and destroy them.

      AVAX Technologies, Inc. specializes in the development and commercialization of novel biotechnologies, immunotherapies and pharmaceuticals for cancer and other life-threatening diseases using three core technologies: the AC Vaccine technology, topoisomerase inhibitors and anti-estrogens.

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Except for statements that are historical, the statements in this release are
"forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve significant risks and uncertainties, and in light of the significant uncertainties inherent in such statements, the inclusion of such information should not be regarded as a representation by AVAX that the objectives and plans of the company will be achieved; in fact, actual results could differ materially from those contemplated by such forward-looking statements. Many important factors affect the company's ability to achieve the stated outcomes and to successfully develop and commercialize its product candidates, including, among other things, the ability to obtain substantial additional funds, obtain and maintain all necessary patents or licenses, to demonstrate the safety and efficacy of product candidates at each state of development, to meet applicable regulatory standards and receive required regulatory approvals, to meet obligations and required milestones under its license agreements, to be capable of producing drug candidates in commercial quantities at reasonable costs, to compete successfully against other products, and to market products in a profitable manner, as well as other risks detailed from time to time in AVAX's public disclosure filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998. AVAX does not undertake any obligation to publicly release any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events.


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